Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Brent L. Peters
Telephone Number           (610) 965-5959
E-Mail:                    blpeters@eastpennbank.com


              EAST PENN SHAREHOLDERS APPROVED BANK HOLDING COMPANY

     (May 23, 2003) - Emmaus, PA - East Penn Bank (Nasdaq: EPEN) reported that Thursday, May 22, 2003 at 7:00pm the 12th Annual Meeting of Shareholders was held at Allen Organ Company in Macungie, Pennsylvania with over 300 shareholders present. The formation of East Penn Financial Corporation, a holding company for East Penn Bank, was overwhelmingly approved by a vote of 79.4% of all outstanding shares.

     Mr. Brent L. Peters, President and Chief Executive Officer, stated the reorganization of the Bank into a holding company is vital to the Bank's future development in the financial arena in the Lehigh Valley. It provides the Bank greater flexibility in protecting against unfriendly takeover, and enables the Bank to raise additional capital through the issuance of Trust Preferred Securities to finance the expansion of its core banking activities. The reorganization is currently expected to be effective on July 1, 2003.

     The stockholders also elected the following four Class B Directors to a three-year term: Dale A. Dries, Thomas R. Gulla, Linn H. Schantz, and Donald S. Young; and ratified the selection of Beard Miller Company, LLP as the independent auditors.

     East Penn Bank, with total assets of approximately $290 million, is a locally owned and managed community bank that serves the greater Lehigh Valley Community with 7 banking locations.

     Additional information about East Penn Bank is available on its website at www.eastpennbank.com.
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This press release may contain forward-looking statements as defined by the
Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Bank's filings with the Board of Governors of the Federal Reserve System.